                                                                    EXHIBIT 20.1


FOR IMMEDIATE RELEASE
January 26, 2001

                U.S. PAWN RECEIVES DELISTING NOTICE FROM NASDAQ


     Westminster, Colorado. U.S. Pawn, Inc. (the "Company") (Nasdaq: USPN) announced today that it has received a delisting notice from the Nasdaq Stock Market in connection with the previously announced sale of substantially all of the Company's assets to Pawn-One, Inc. and the Company's merger with U.S. Remodelers, Inc. (the "Transaction"). The Company's stockholders approved the Transaction on January 12, 2001.

     In a letter to the Company dated January 19, 2001, Nasdaq indicated that the Transaction constitutes a change in control and a change in business of the Company and, as a result, the Company is required to submit a new application and meet the Nasdaq Small Cap Market initial listing requirements. Nasdaq also indicated that, following the Transaction, the Company would not meet the initial listing requirements and therefore the Company's listing would be terminated on consummation of the Transaction. On January 24, 2001, the Company filed a new listing application and on January 25, 2001 appealed the Nasdaq delisting determination and requested a hearing before the Nasdaq Listing Qualifications Panel (the "Panel"). The Company's request for a hearing will stay the delisting of its securities pending the Panel's decision. The Company expects to satisfy the Nasdaq initial listing criteria and be approved for continued Nasdaq Small Cap Market listing.

     Except for any historical information contained herein, certain matters set forth in this press release are forward-looking statements which can be identified by the use of forward-looking terms such as "believes", "estimates", "plans", "expects", "anticipates", "intends" or by discussions of strategy, future operating results or events. These forward-looking statements are subject to risks and uncertainties that may cause the Company's actual results, performance or achievements to differ materially from those discussed in the forward-looking statements. These risks and uncertainties are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results, performance or achievements to differ materially from those indicated by the forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company and its management cannot assure that future results covered by any forward-looking statements will be achieved and disclaims any intent or obligation to update these forward-looking statements.